UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report: January 6, 2012

Date of Earliest Event Reported: December 31, 2011

PREGIS HOLDING II CORPORATION

1650 Lake Cook Road, Suite 400

Deerfield, IL 60015

(Address of principal executive offices) (Zip Code)

(847) 597-2200

(Registrants’ telephone number, including area code)

Commission File Number	Exact name of registrant as specified in its charter	IRS Employer Identification No.	State or other jurisdiction of incorporation
333-130353-04	Pregis Holding II Corporation	20-3321581	Delaware

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 – Completion of Acquisition or Disposition of Assets

On December 31, 2011, we, through our wholly-owned subsidiary Pregis Corporation, completed the sale of our Kobusch-Sengewald business to an affiliate of Sun European Partners, LLP (“Sun European Partners”), the European adviser to Sun Capital Partners, Inc for €160 million pursuant to a Stock Purchase Agreement dated October 14, 2011. Sun European Partners acquired all of the entities comprising the Kobusch-Sengewald business worldwide. The purchase price is subject to certain post-closing adjustments.

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 4, 2012, Pregis Corporation announced that its Board of Directors has appointed Kevin Baudhuin as the Company’s President and Chief Executive Officer, effective immediately. Mr. Baudhuin replaces Glenn Fischer, who had served as the Company’s CEO since February 23, 2011. Mr. Fischer, an operating partner with AEA Investors LP, the Company’s principal investor, will continue as a director of the parent company.

Mr. Baudhuin joined Pregis in December 2007 as president of the company’s North American protective packaging business and was promoted to president of global protective packaging in October 2010. Prior to joining Pregis, Mr. Baudhuin worked with The BOC Group plc for over 20 years, most recently serving as President, Industrial & Special Projects, North America from March 2004 to February 2007 and prior to that as Global Market Director, Special Products from February 2002 to March 2004.

Mr. Baudhuin’s existing employment agreement has previously been filed with the SEC as an appendix to the Form 10K. Upon amendment to the agreement, it will be filed with the SEC.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is filed as part of this current report on Form 8-K:

Exhibit Number	Description

Exhibit 99.1	Pregis Holding II Corporation Press Release dated January 4, 2012

Exhibit 99.2	Pregis Holding II Corporation Unaudited Pro Forma Financial Information

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PREGIS HOLDING II CORPORATION

By	/s/ D. Keith LaVanway
D. Keith LaVanway Vice President and Chief Financial Officer

Date: January 6, 2012